Exhibit 10.27

December 5, 2024

VIA HAND DELIVERY

Burke Barrett

Dear Burke:

The purpose of this letter is to inform you that Pulse Biosciences, Inc. (the “Company”) is accepting your resignation and consequently terminating your employment effective Friday, December 6, 2024 (your “Separation Date”). On your Separation Date, you will receive your final paycheck, which will include payment for all of your accrued, but unused, paid time off. Your health insurance benefits will continue until December 31, 2024. Thereafter, you will have the right to continue your health insurance benefits under COBRA. We will be providing you with COBRA notices and other relevant forms under separate cover.

The enclosed Separation Agreement and Release (hereinafter the “Separation Agreement”) modifies the Employment Agreement, dated May 12, 2024, by and between you and the Company (the “Employment Agreement”). Please review the Separation Agreement carefully, and feel free to ask any questions or to consult with your own attorney.

Upon termination of your employment, whether on the planned Separation Date or earlier, in exchange for your execution of the enclosed Separation Agreement, the Company has agreed to provide you with the consideration set forth in Section 3 of the Separation Agreement, which reflects certain changes to the severance terms provided under Section 7 of your Employment Agreement.

Should you decide not to sign the enclosed Separation Agreement, you will receive only your final paycheck, and not the severance benefits described in the Separation Agreement or in your Employment Agreement. If you do sign the Separation Agreement, please return the agreement to me no later than twenty-one (21) days from today’s date, but no earlier than the date of your termination from employment with the Company.

In addition, regardless of whether you sign the Separation Agreement, you are required to continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you signed (the “Confidentiality Agreement”). A copy of this agreement is enclosed with this letter. Please note that nothing in the Confidentiality Agreement limits or prohibits you from engaging in any Protected Activity, as defined in the proposed Separation Agreement.

Also, the Company acknowledges its continuing obligations to you pursuant to the terms of the Company’s Indemnification Agreement with you dated May 12, 2024, also enclosed with this letter, and agrees that said Indemnification Agreement is hereby modified to provide that any disputes related to that agreement shall be subject to California law and be heard exclusively by a federal or state court with jurisdiction over cases arising in Alameda County, California.

Lastly, you are required to return all Company property and confidential and proprietary information by the Separation Date (with the exception of the Company’s employee handbook and personnel records about yourself, which you may keep) and to provide the Company with an executed copy of the Termination Certificate that is attached as Exhibit C to your Confidentiality Agreement.

Please let me know if you have any questions.

Very truly yours,

/s/ Darrin R. Uecker

Darrin R. Uecker
Director & Chief Technology Officer

Enclosures:

Separation Agreement
Confidentiality Agreement

Indemnification Agreement

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Burke T. Barrett (“Executive”) and Pulse Biosciences, Inc. (the “Company”).

RECITALS

WHEREAS, Executive was employed by the Company as President and Chief Executive Officer;

WHEREAS, Executive signed an Employment Agreement with the Company dated as of May 12, 2024 (the “Employment Agreement”);

WHEREAS, the Company previously granted Employee the options set forth in Appendix 1 to purchase shares of the Company’s common stock (each an “Option” and, collectively, his “Start Date Option”) pursuant to the terms and conditions of its equity plans (collectively, the “Plan”) and the individual award agreements thereunder (each, “Stock Option Agreement” and together with the Plan, the “Equity Agreements”);

WHEREAS, the Company accepted Executive’s resignation and consequently terminated Executive’s employment with the Company as of the Separation Date (as defined below); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.     Non-Admission of Liability.

It is expressly understood and agreed that nothing contained in this Agreement, nor any of the transactions contemplated hereby, shall constitute, or be treated as an admission of any wrongdoing or liability on the part of either party.

2.     Separation Date.

Executive’s last day of employment will be December 6, 2024 (the “Separation Date”). Company will remit to Executive on the Separation Date all compensation earned on or before the Separation Date.

3.     Severance Benefits. In consideration of Executive’s execution and non-revocation of this Agreement, and in consideration of Executive’s fulfillment of all of the Agreement’s terms and conditions hereof, the Company agrees to the following:

(a)    Salary Continuation. The Company agrees to pay Executive a total of Five Hundred Twenty-Five Thousand Dollars ($525,000), less applicable withholdings, which amount represents the sum of twelve (12) months of Executive’s annual base salary in effect immediately prior to the Separation Date (the “Severance Payment”). The Severance Payment will be paid to Executive in twenty-four (24) semi-monthly equal installments, commencing on the first regular payroll date following the Effective Date (as defined below) in accordance with the Company’s regular payroll practices. Executive acknowledges that the Company will issue a Form W-2 in connection with the payments set forth in this Section. Executive agrees to indemnify and hold harmless the Company for any tax liability imposed, or any related penalty assessed, relating to this payment. Any employment relationship between Executive has ended, and the issuance of any severance payment as part of this Agreement, does not, for any reason, re-establish Executive’s status as an employee.

(b)    2024 Bonus. The Company agrees to pay Executive an additional lump sum payment of One Hundred Six Thousand Nine Dollars and Sixty-One Cents ($106,009.61), less applicable withholdings, which amount is calculated based on Executive’s contractual target Annual Bonus equal to 70% of Base Salary (as those terms are defined by the Employment Agreement) for 2024, i.e., for the calendar year of the Separation Date, or portion thereof, that the Company might and/or would have owed to Executive had such amounts been earned for the portion of 2024 actually worked, assuming the Company achieved 50% of its 2024 corporate performance milestones. This payment will be paid on the first regular payroll date following the Effective Date. Executive acknowledges that the Company will issue a Form W-2 in connection with the payments set forth in this Section.

(c)    COBRA Continuation. Provided Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, COBRA payments shall be owed by the Company for the benefit of the Executive for COBRA coverage (at the coverage levels in effect for Executive and his dependents covered immediately prior to Executive’s termination) until either: (1) the date upon which Executive becomes and/or Executive’s eligible dependents become covered under similar plans, as applicable, or (2) until the date upon which Executive ceases to be eligible for coverage under COBRA, or (3) until the twelve month anniversary of the Separation Date, whichever occurs first. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating Executive’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this section.

(d)    Vesting Acceleration. Subject to the execution of this Agreement, and provided it is not revoked, Executive’s Start Date Option shall immediately vest in part prior to Executive’s termination and become exercisable, so that Executive can purchase in Executive’s discretion up to 101,000 shares of Company common stock pursuant to the terms of the Equity Agreements (the “Vesting Acceleration”).

(e)    Resignation. The Company shall process the separation of Executive’s employment with the Company as a resignation and shall only represent, unless otherwise agreed by the parties, that Executive resigned from Executive’s employment to any potential future employer who contacts the Company’s human resources department and requests confirmation of this information. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation from employment. Executive acknowledges that while said resignation occurred in expectation of this Agreement, Executive’s resignation itself shall not be considered a part of, or a term or condition of, this Agreement, and that if the Executive subsequently revokes this Agreement as provided for herein, said revocation does not affect or nullify in any way his resignation and termination of employment.

(f)    Relocation Expenses. The Company hereby waives and releases Executive from any obligation to repay any relocation expenses paid or reimbursed by the Company pursuant to Section 6(b) of the Employment Agreement.

(g)    No Further Severance and Acknowledgement. Except as explicitly set forth in this section, Executive acknowledges and agrees that Executive is not entitled to receive any severance benefits or other post-employment benefits from the Company, including, but not limited to, under the Employment Agreement or the Stock Agreements. Executive further specifically acknowledges and agrees that the consideration provided to Executive hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim that Executive may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company. Executive acknowledges and agrees that no payment or other consideration provided herein constitutes a raise, a bonus, or continued employment and that this Agreement is not a condition of employment or continued employment. Executive hereby acknowledges that without this Agreement, Executive is not otherwise entitled to the consideration listed in this Section 3.

4.     Equity.

The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Executive will be considered to have vested only up to the Separation Date except as provided above. The parties acknowledge that, as of the Separation Date, Executive has no vested option shares. However, after accounting for the Vesting Acceleration set forth in Section 3(d), Employee will have vested instead in One Hundred One Thousand (101,000) shares subject to the Stock Agreements and no more. The exercise of Executive’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Equity Agreements.

5.     Benefits.

Executive’s health insurance benefits shall cease on December 31, 2024, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date, except as expressly provided herein.

6.     Payment of Salary and Receipt of All Benefits.

Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

7.     Release of Claims.

(a)    In consideration for the promises set forth above, Executive, on behalf of himself and his heirs, successors and assigns, does hereby waive, release, acquit, and forever discharge the Company and its respective parents, heirs, assigns, subsidiaries, affiliates, and related entities or corporations, and any of their past and present officers, directors, shareholders, employers, employees, agents, partners, attorneys, insurers, heirs, successors, and assigns (hereinafter the “Released Parties”), from any and all claims, actions, charges, complaints, grievances, and causes of action (collectively, hereinafter referred to as “Claims”), of whatever nature, whether known or unknown, which exist or may exist on Executive’s behalf as of the Effective Date, including but not limited to, any claims for back pay, liquidated damages, compensatory damages, or any other losses or other damages to Executive or Executive’s property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., amended by the Americans With Disabilities Act Amendments Act of 2008; the Age Discrimination in Employment Act of 1967; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Executive Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Internal Revenue Code of 1986; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 213 et seq. (including the Equal Pay Act of 1963); the Fair Credit Reporting Act, 15 U.S.C. § 1681, the Patient Protection and Affordable Care Act 42 U.S.C. § 18001 et seq.; Sarbanes-Oxley Public Company Accounting Reform and Investor Protection Act of 2002, 15 U.S.C. § 7241 et seq.; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. 2000ff; The False Claims Act of 1986, 31 U.S.C. § 3729 et seq.; the California Labor Code, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, California Business and Professions Code, the California Private Attorney General Act, the California Family Rights Act, and any other Claims under federal, state, or local statutory, common law or equity, including but not limited to claims of breach of contract or duty, promissory estoppel, fraud, misrepresentation, intentional or negligent infliction of emotional distress, wrongful or retaliatory discharge, defamation, slander, invasion of privacy, negligence, assault and battery. The foregoing release of Claims (collectively, hereinafter referred to as the “Release”) expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal.

(b)    To the fullest extent permitted by law, Executive agrees that he will not institute or initiate any action, administrative action, grievance, or other suit against the Released Parties with any state, federal, or local court or agency or other tribunal related to claims released through this Agreement. This provision shall not affect or interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or participate, cooperate, or assist in an investigation or proceeding conducted by any federal or state enforcement agency; however, Executive knowingly and voluntarily waives the right to any form of recovery or compensation in any such action arising from or related to Executive’s employment with the Company.

(c)    This Release also encompasses any right by Executive to seek any wages or other compensation under any provision of state or federal law. Executive expressly affirms that he has been paid all compensation which he is owed or is or was in any way entitled relating to his employment with the Company, including regular compensation, salary, and/or bonus payments and any associated penalties, and waives any right to seek any such compensation or penalties.

(d)    In the event that the Executive is a party to, or is a member of a class that institutes any claim or action against the Released Parties arising from conduct which predates this Agreement, Executive agrees that his claims shall be dismissed or class membership terminated immediately upon presentation of this Agreement, and Executive shall execute any papers necessary to achieve this end.

(e)    It is also understood and agreed by Executive that this Release expressly includes settlement of Executive’s claims, if any, for employment termination and/or retaliation and/or willful misconduct, and therefore, expressly precludes him from filing any additional petitions for supplemental benefits under California Labor Code sections 132(a) and 4553. Executive understands and agrees that Executive shall not file such a petition in any Workers’ Compensation proceeding for alleged retaliation or serious and willful misconduct and Executive expressly agrees that he shall in any Compromise and Release entered into any Workers’ Compensation proceeding, provide for the compromise and release of any and all claims against Company under California Labor Code sections 132(a) and 4553. This provision has no effect on any Workers’ Compensation filing by Executive dated prior to the Separation Date.

(f)    The parties understand and agree that the Release does not release any claims that Executive cannot lawfully release, including any rights to indemnity under Labor Code section 2802, or any of Executive’s rights to indemnification, whether under the Indemnification Agreement (defined below) or otherwise.

(g)    Executive certifies that he has not experienced a job-related illness or injury for which Executive has not already filed a claim.

(h)    Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act (“ADEA,”) 29 U.S.C. § 621, et seq.), and the Older Workers Benefit Protection Act (“OWBPA”) and in connection with this waiver:

a.    Executive is hereby advised to consult with an attorney prior to signing this Agreement and Executive represents that Executive has had an opportunity to fully discuss all aspects of this Agreement with an attorney. Executive acknowledges that he has the right to engage an attorney to assist him with the negotiation of this Agreement.

b.    Executive shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. By signing this Agreement, Executive shall be deemed to have waived any remaining portion of this 21-day period.

c.    Executive may revoke Executive’s waiver and release of ADEA claims contained in this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and the ADEA waiver and release shall not be effective or enforceable until the seven-day period has expired.

d.    To revoke this Agreement, Executive must provide a written notice of Executive’s revocation to the Company’s Vice President of Human Resources.

8.     California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect. Executive does not waive any rights or claims that may arise after the Separation Date. The Company will not accept Executive’s signature to this Agreement until the Separation Date, at the earliest.

9.     Time to Consider. Executive has twenty-one (21) days to review and consider this Agreement. If Executive does not except and execute the Agreement within 21 days, the offer will be considered automatically revoked.

10.    Ownership of Claims/No Pending Claims. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title and interest in and to all released matters and potential claims referred to herein. Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters and/or potential claims which Executive may have against the Released Parties. Executive further represents and warrants that there are no pending claims, charges, or complaints with any administrative agency or court. If any agency or court assumes jurisdiction over, or files any claims, charges, or complaints against the Company on Executive’s behalf, Executive will request, in writing, that such agency or court withdraw the matter to the extent those claims, charges or complaints have been released herein.

11.    Confidentiality. Subject to Section 14 governing Protected Activity, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (collectively, hereinafter referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, a court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s) and accountant(s), and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information. Executive acknowledges and agrees that the confidentiality of the Separation Information is of the essence. Executive further agrees, absent a court order, that the only information regarding the Agreement that Executive may provide to any person or entity not listed above is that “the terms of the Agreement are confidential.” Executive agrees to give written notice to the Company (if legally permitted) if Executive is required pursuant to a subpoena or court order to reveal any information regarding his work for the Company, or anything related to the Agreement, prior to providing such information. Executive understands that this covenant of confidentiality is a material inducement for entering into the Agreement and that, for the breach thereof, the Company may suffer irreparable harm for which damages would be an inadequate remedy. Executive agrees that, in addition to any other remedies that may be available in law, equity or otherwise, the Company may be entitled to equitable relief, including injunctive relief, in the event of any breach or imminent breach of the Agreement. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from Executive’s obligations hereunder, nor permit Executive to make additional disclosures. Executive warrants that Executive has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

12.    Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, including but not limited to, the Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, laptop computers, cellular phones, and keys; provided, however, that Executive may retain a copy of the Executive Handbook and personnel documents specifically relating to Executive. Executive also agrees to provide to Company contemporaneously with the execution of the Agreement, if Executive has not earlier done so, all passwords or other codes necessary for Company to gain access to any and all software or data maintained or stored in the Company’s computer system.

13.    No Cooperation. Subject to paragraph 14 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company (if legally permitted) upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, Executive shall state no more than that Executive “cannot provide counsel or assistance.”

14.    Protected Activity Not Prohibited. Notwithstanding the foregoing, Executive understands that nothing in this Agreement shall in any way limit or prohibit him from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information, as defined by his Confidentiality Agreement, to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.    Non-Disparagement/Neutral Reference. Executive agrees that he will not knowingly make, or cause to be made, any disparaging or defamatory statements, either orally or in writing, to any third party concerning the Company or any of the Company’s officers, directors, employees, or agents. By this promise, Executive agrees not to knowingly make any disparaging or defamatory statements concerning the Company’s agents, representatives, employees, services, products, technologies, methods of doing business, or employment practices. Executive agrees that, in addition to any other remedies that may be available in law, equity or otherwise, the Company may be entitled to equitable relief, including injunctive relief, in the event of any breach or imminent breach of this provision by Executive. The Company agrees that it will not knowingly make, or cause to be made, any disparaging or defamatory statements, either orally or in writing, to any third party concerning the Executive.

16.    Breach. In addition to the rights provided in the “Attorneys’ Fees” Section 23 below, Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement (in each case as determined by an arbitrator in accordance with Section 18) shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages.

17.    Costs. Each of the parties shall each bear his, her or its own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO, CALIFORNIA, BEFORE A SINGLE ARBITRATOR OF JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), WHICH RULES ARE INCORPORATED HEREIN BY THIS REFERENCE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER CALIFORNIA LAW. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE AUTHORITY TO INTERPRET ALL PROVISIONS OF THIS AGREEMENT, INCLUDING THE PARTIES’ AGREEMENT TO ARBITRATE AND WHETHER THE ARBITRATOR OR ARBITRATORS HAVE THE AUTHORITY TO RESOLVE THE DISPUTE BETWEEN THE PARTIES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Released Parties harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Released Parties reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

21.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.    Attorneys’ Fees. If either party brings an action to enforce or effect his, her or its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, except as otherwise modified or superseded herein and except for (i) the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated May 19, 2024, between the parties (the “Confidentiality Agreement”) and (ii) the Indemnification Agreement, dated May 12, 2024, between the parties (the “Indemnification Agreement”). Nothing about this Agreement changes or otherwise limits either party’s obligations under both the Confidentiality Agreement and Indemnification Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. To the extent of any conflict between this Agreement and the Employment Agreement, this Agreement shall govern.

25.    No Oral Modification. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

26.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

27.    Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

28.    Successors and Assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that this Agreement and all of its terms shall be binding upon each of the parties’ representatives, heirs, executors, administrators, successors, and assigns and provided further that the Released Parties are express third-party beneficiaries under this Agreement.

29.    Consultation with Counsel. The parties, and each of them, acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution and delivery of this Agreement. This Agreement is to be interpreted as if both parties have participated equally in the drafting of the Agreement and all its terms.

30.    Reasonable Cooperation. Executive will provide reasonable cooperation to the Company related to any business or other issues that arose during his employment or any continuing consulting relationship for which Executive had responsibility or involvement; provided that (i) such cooperation will be conducted in a manner so as to not interfere or conflict with Executive’s other professional responsibilities and (ii) any cooperation in excess of 30 hours in the aggregate will be performed at a mutually agreeable hourly rate for Executive.

31.    Headings. The headings in each section and paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

32.    Effective Date. This Agreement shall be effective once signed by both parties, but only upon the expiration of the revocation period provided by Section 7, above (the “Effective Date”).

33.    Admissibility of Agreement. This Agreement is admissible and subject to disclosure for the purpose of enforcing this Agreement pursuant to California Code of Civil Procedure section 664.6, or any other procedure permitted by law, and the provisions of any confidentiality agreement signed by the parties relative to the negotiation of this Agreement are waived with respect to this Agreement.

34.    Voluntary Execution of Agreement. Executive understands and agrees that he may be waiving significant legal rights by signing this Agreement. Executive understands and agrees that he is executing this Agreement voluntarily, without any duress or undue influence on the part of, or behalf of, the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and all of the other Released Parties. Executive acknowledges that:

(a)         Executive has read this Agreement;

(b)         Executive has been either represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or Executive has elected not to retain legal counsel;

(c)         Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)         Executive is fully aware of the legal and binding effect of this Agreement; and

(e)         Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release on the respective dates set forth below.

Dated 12/5/24	By /s/ Burke T. Barrett
Burke T. Barrett, an individual

PULSE BIOSCIENCES, INC.

Dated: 12/5/24	By Darrin R. Uecker
Darrin R. Uecker
Director & Chief Technology Officer

Options

Grant Date	Exercise Price Per Share	Type of Option	Shares Subject to Option on Grant Date	Vested Shares Subject to Option on Actual Separation Date	Unvested Shares Subject to Option on Actual Separation Date
5/12/2024	$7.45	ISO	53,688	-	53,688
5/12/2024	$7.45	NQSO	646,312	-	646,312
5/12/2024	$7.45	NQSO	140,000	-	140,000
5/12/2024	$7.45	NQSO	140,000	-	140,000
5/12/2024	$7.45	NQSO	140,000	-	140,000
5/12/2024	$7.45	NQSO	140,000	-	140,000
5/12/2024	$7.45	NQSO	140,000	-	140,000